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                                                                   EXHIBIT 10.28

                       SUPPLEMENTAL SEVERANCE AGREEMENT



 This agreement (the "Agreement") is entered into as of December 15, 1994, between The System Works, Inc., a Georgia corporation (the "Company") and Christopher R. Lane ("Employee").

                                   RECITALS

 A.   The Company desires to continue to retain the services of Employee.

 B. This Agreement with Employee is in furtherance of that aim of the Company.

                                   AGREEMENT

 THE PARTIES AGREE AS FOLLOWS:

 1. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

      1.1  The "Board" means the Board of Directors of the Company.

      1.2 "Date of Termination" means: (i) in the event of Termination for Disability, 30 days after Notice of Termination is given (provided that Employee has not returned to the performance of Employee's duties on a full-time basis during such 30-day period); (ii) in the event of Termination For Cause, the date specified in the Notice of Termination; and (iii) in the event of Termination for any other reason, the date on which a Notice of Termination is given.

      1.3 "Disability" means the total and permanent inability of Employee to perform the usual duties of Employee's employment due to illness, accident or other physical and mental incapacity, as determined by a physician selected by the Company and acceptable to Employee or Employee's legal representative (which agreement as to acceptability shall not be unreasonably withheld).

      1.4 "Notice of Termination" means a notice of Termination indicating the specific provisions of this Agreement under which the Termination is effected and setting forth


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circumstances providing a basis for such Termination.  Any purported Termination during the term of the Agreement by either the Company or Employee will be communicated by a written Notice of Termination.

      1.5 "Termination" means termination of the Employee's employment by the Company and all of the Company's subsidiaries such that Employee is not employed by any of the Company or the Company's subsidiaries.

      1.6 "Termination for Cause" means Termination by the Company upon the affirmative vote of at least a majority of the Board Members by reason of (i) Employee's willful material dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or (ii) Employee's willful deliberate repeated failure to perform Employee's reasonable employment duties (other than by reason of Employee's incapacity due to physical or mental illness) resulting in material injury to the Company, where such failure is not remedied within a reasonable period of time after receipt of written notice from the Company; provided, that a Termination shall not be deemed to be a Termination for Cause if such Termination is effected on the basis of any act or omission believed by Employee in good faith to have been in, or not opposed to, the best interests of the Company.

      1.7 "Termination for Disability" means Termination by the Company due to the Employee's Disability which Disability has continued in excess of six months.

      1.8 "Termination for Good Reason" shall mean Termination by Employee by reason of any of the following:

           (a) A reduction in the overall level of Employee's compensation or benefits;

           (b) A significant reduction in Employee's duties, responsibilities, or authority;

           (c) The Company requiring Employee to be based (other than on a temporary basis), at any office or location other than the Company's executive office at Marietta, Georgia; or the Company's offices at London, England.


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 2.   Termination Payments.

      2.1 Salary. If the Employee's employment is terminated by the Company other than as a Termination for Cause or Termination for Disability or terminated by the Employee as a Termination for Good Reason, the Employee shall receive salary continuation pay from the Date of Termination for a period of twelve months equal to Employee's then current base salary less any amounts earned by Employee as a consultant or employee during such twelve month period. Such salary continuation payments shall be paid periodically to the Employee in accordance with the schedule used to make salary payments to the Company's regular full-time employees.

      2.2 Not Exclusive. The payments made by the Company under this Agreement shall be in addition to all other benefits to which Employee may be entitled under any plan or arrangement with the Company.

 3. Term. This Agreement shall be effective as of December 15, 1994 and shall continue in effect for so long as Employee is employed by the Company.

 4.   Miscellaneous.

      4.1 Employment at Will. The Company and Employee each acknowledge that the employment of the Employee is "at will" and may be terminated by the Employee or by the Company at any time.

      4.2 Withholding. The Company shall withhold from any amounts payable to Employee under this Agreement such federal, state and local taxes and other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

      4.3 Assignment. The rights and benefits of Employee under this Agreement are personal to Employee and shall not be assigned except with prior written consent of the Company. This Agreement shall, however, inure to the benefit of Employee's legal representatives, executors, administrators and heirs.

      4.4 Notices. Any notice under this Agreement shall be in writing, signed by the party making the notice, and shall be


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delivered personally, or sent by certified or registered mail, postage pre-paid addressed as follows:

    If to the Employee:           Christopher R. Lane
                                  2970 Rivermeade Drive
                                  Atlanta, Georgia 30327

    If to Company:                Craig J. Huffaker
                                  Chief Financial Officer
                                  The System Works, Inc.
                                  3301 Windy Ridge Parkway
                                  Atlanta, Georgia 30339

A party may change such party's address by notice given to the other party.

      4.5 No Mitigation. In no event shall Employee be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable under this Agreement, which amounts shall be paid in full notwithstanding Employee obtaining other employment.

      4.6 Governing Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of Georgia applicable to contracts entered into and wholly to be performed in the state of Georgia by Georgia residents.

      4.7 Arbitration; Attorney's Fees. Any dispute or controversy arising under in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction. The parties shall use their best efforts to conduct any arbitration called for under this Agreement within 45 days after either party gives notice of demand for arbitration. If Employee is the prevailing party in any arbitration or other legal action, Employee shall be entitled to attorneys fees and costs of suit.

      4.8 Enforcement. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


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 The parties have executed this Agreement as of the date set forth at the beginning of this Agreement.


              THE SYSTEM WORKS, INC.


              By:  /s/ Joseph P. Landy
                  -------------------------------

              Title:  Director
                    -----------------------------

              EMPLOYEE:



              /s/ Christopher R. Lane
              -----------------------------------
              Name:  Christopher R. Lane


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